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EXHIBIT 3.1

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

                                                      STATE OR JURISDICTION OF
                                                          INCORPORATION OR                          NAME UNDER WHICH
          SUBSIDIARIES OF REGISTRANT                        ORGANIZATION                        SUBSIDIARIES DO BUSINESS
1.) Potomac Energy (BVI), Ltd.                        Tortola, British Virgin Islands        Potomac (BVI), Ltd.
2.) Magdalena Energia, LLC                            Texas                                  Magdalena Energia
3.) Carbones De Guaduas, Ltd.                         Bogota, Colombia                       Carbones De Guaduas
4.) Potomac Exploration Acquisition Corporation       Oklahoma                               Potomac Exploration Acquisition
                                                                                             Corporation
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